Exhibit 99.1

Contacts:	Dudley W. Mendenhall, CFO
(760) 494-1000 or Integrated Corporate Relations, Inc. Investor Relations: Andrew Greenebaum (310) 395-2215 Media Relations: John Flanagan/James McCusker (203) 682-8200

K2 Inc. Announces the Election of

Rear Admiral Christopher C. Ames to its Board of Directors

Carlsbad, Calif., August 21, 2006 – K2 Inc. (NYSE: KTO) today announced that Rear Admiral Christopher C. Ames (U.S. Navy) has been elected to K2’s board of directors effective August 15, 2006. Retiring from active duty, Admiral Ames served in the U.S. Navy for more than 30 years.

“As a new member of the K2 Board, Chris will bring a lifetime of leadership experience to our Company. His global experience and broad strategic knowledge will be invaluable as we continue to expand around the world,” said Richard J. Heckmann, Chairman and Chief Executive Officer. “Chris’ insight and knowledge of geopolitical issues will be a great complement to the Board, and we all look forward to his contributions to K2.”

Prior to joining the K2 Board, Ames commanded Amphibious Group THREE and led Expeditionary Strike Group FIVE through Indonesian tsunami relief operations and an Arabian Gulf deployment supporting Operation Iraqi Freedom. He previously commanded Amphibious Squadron THREE and the Bonhomme Richard Amphibious Ready Group. As Commanding Officer of USS Tarawa deployed to the Arabian Gulf, he participated in Operation Desert Strike and earned the Pacific Fleet’s Golden Anchor Award for retention excellence, while receiving other national and Secretary of the Navy awards. A naval aviator, he previously commanded Patrol Squadron Sixteen. He held key assignments ashore with the Joint Staff, U.S. Pacific Command, U.S. Transportation Command and the Navy Staff. A graduate of the Naval Academy, he earned his Masters Degree from Harvard’s Kennedy School of Government.

About K2 Inc.

K2 Inc. is a premier, branded consumer products company with a portfolio of leading brands including Shakespeare®, Pflueger® and Stearns® in the Marine and Outdoor segment; Rawlings®, Worth®, K2 Licensed Products and Brass Eagle® in the Team Sports segment; K2®, Völkl ®, Marker® and Ride® in the Action Sports segment; and Adio®, Marmot® and Ex Officio® in the Apparel and Footwear segment. K2’s diversified mix of products is used primarily in team and individual sports activities such as fishing, watersports activities, baseball, softball, alpine skiing, snowboarding and in-line skating. Among K2’s other branded products are Hodgman® waders, Miken® softball bats, Tubbs® and Atlas® snowshoes, JT® and Worr Games® paintball products, Planet Earth® apparel and Sospenders® personal floatation devices. Adio®, Atlas®, Brass Eagle®, Ex Officio®, Hodgman®, JT®, K2®, Marker®, Marmot®, Pflueger®, Planet Earth®, Rawlings®, Ride®, Shakespeare®, Sospenders®, Stearns®, Tubbs®, Volkl®, Worth® and Worr

Games® are trademarks or registered trademarks of K2 Inc. or its subsidiaries in the United States or other countries.

Safe Harbor Statement

This news release includes forward-looking statements. K2 cautions that these statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to K2’s ability to successfully execute its acquisition plans and growth strategy, integration of acquired businesses, weather conditions, consumer spending, continued success of manufacturing in China, global economic conditions, product demand, financial market performance, and other risks described in K2’s most recent annual report on Form 10-K, previous quarterly reports on Form 10-Q, and current reports on Form 8-K, each as filed with the Securities and Exchange Commission. K2 cautions that the foregoing list of important factors is not exclusive, any forward-looking statements included in this news release is made as of the date of this news release, and K2 does not undertake to update any forward-looking statement.